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                                                                    EXHIBIT 3(c)

                          ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                        HOUSTON LIGHTING & POWER COMPANY


                 Pursuant to and in accordance with the provisions of Article
4.04 of the Texas Business Corporation Act (the "TBCA"), Houston Lighting & Power Company, a Texas corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation:

                                  ARTICLE ONE

                 The name of the Corporation is Houston Lighting & Power
Company.

                                  ARTICLE TWO

                 The following amendments to the articles of incorporation were adopted (i) by the sole holder of Class A Common Stock of the Corporation on November 22, 1996 and (ii) by the sole holder of Class B Common Stock of the Corporation on November 22, 1996 in order to create a class of Preference Stock ranking junior to the Preferred Stock of the Corporation and, pursuant to
Article 2.28(D) of the TBCA, to provide that the vote of holders of Common Stock and Preference Stock required for approval of certain matters shall be the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preference Stock entitled to vote on such matters.

                                 ARTICLE THREE

                 The first amendment alters or changes the first paragraph of
ARTICLE VI of the Restated Articles of Incorporation and the full text of such altered paragraph is as follows:

                 "The number of shares of the total authorized capital stock of the Company is 20,001,100 shares, of which 10,000,000 shares are classified as Preferred Stock, without par value, 10,000,000 shares are classified as Preference Stock, without par value, 1,000 shares are classified as Class A Common Stock, without par value ("Class A Common Stock"), and 100 shares are classified as Class B Common Stock, without par value ("Class B Common Stock" and, together with the Class A Common Stock, "Common Stock")."





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                                  ARTICLE FOUR

                 The second amendment alters or changes "Division C -- The Common Stock" and "Division D -- Provisions Applicable to All Classes of Stock" and creates a new "Division C -- Preference Stock" of ARTICLE VI of the Restated Articles of Incorporation and the full text of such altered or created divisions are as follows:

                        "DIVISION C -- PREFERENCE STOCK

                 The shares of Preference Stock may be divided into and issued in one or more series, the relative rights and preferences of which series may vary in any and all respects. The Board of Directors of the Company is hereby vested with the authority to establish series of Preference Stock by fixing and determining all the relative rights and preferences of the shares of any series so established, to the extent not provided for in these Articles of Incorporation or any amendment hereto, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the relative rights and preferences of any series of Preference Stock must rank junior to the relative rights and preferences of the Preferred Stock; and, provided further, that the Board of Directors may not decrease the number of shares within a series of Preference Stock below the number of shares within such series that is then issued. The authority of the Board of Directors with respect to such series of Preference Stock shall include, but not be limited to, determination of the following:

                 (1) the distinctive designation and number of shares of that series;

                 (2) the rate of dividend (or the method of calculation thereof) payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the Company; provided, however, that the relative rights of priority of that series must rank junior to the relative rights of priority of Preferred Stock;

                 (3) the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances;

                 (4) whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

                 (5) the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the Company; provided,





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however, that the relative rights of priority of that series must rank junior to the relative rights of priority of Preferred Stock;

                 (6) the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

                 (7) whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the Company or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

                 (8) the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors or otherwise;

                 (9) the restrictions and conditions, if any, upon the issue or reissue of any additional Preference Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up;

                 (10) any other repurchase obligations of the Company, subject to any limitations of applicable law; and

                 (11) any other designations, preferences, limitations or relative rights of shares of that series.

Any of the designations, preferences, limitations or relative rights (including the voting rights) of any series of Preference Stock may be dependent on facts ascertainable outside these Articles of Incorporation.

                 Shares of any series of Preference Stock shall have no voting rights except as required by law or as provided in the relative rights and preferences of such series.

                           DIVISION D -- COMMON STOCK

                 1. Dividends. Dividends may be paid on either or both classes of Common Stock, as the Board of Directors shall from time to time determine, out of any assets of the Company available for such dividends after full cumulative dividends on all outstanding shares of capital stock of all series ranking senior to the Common Stock in respect of dividends and liquidation rights (referred to in this Division D as "stock ranking senior to the Common Stock") have been paid, or declared and a sum sufficient for the payment thereof set apart, for all past quarterly dividend periods, and after or concurrently with making payment of or provision for dividends on the stock ranking senior to the Common Stock for the then current quarterly dividend period.





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                 2.  Distribution of Assets.  In the event of any liquidation, dissolution or winding up of the Company, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of its Common Stock, after there shall have been paid to or set aside for the holders of the stock ranking senior to the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Company available for distribution to its stockholders. The Board of Directors, by vote of a majority of the members thereof, may distribute in kind to the holders of the Common Stock such remaining assets of the Company, or may sell, transfer or otherwise dispose of all or any of the remaining property and assets of the Company to any other corporation or other purchaser and receive payment thereof wholly or partly in cash or property, and/or in stock of any such corporation, and/or in obligations of such corporation or other purchaser, and may sell all or any part of the consideration received therefor and distribute the same or the proceeds thereof to the holders of the Common Stock.

                 3. Voting Rights. Subject to the voting rights expressly conferred under prescribed conditions upon the stock ranking senior to the Common Stock, the holders of the Class A Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes.
The holders of the Class B Common Stock shall not be entitled to vote except as may from time to time be mandatorily provided by the laws of the State of Texas.

          DIVISION E -- PROVISIONS APPLICABLE TO ALL CLASSES OF STOCK

                 1. Preemptive Rights. No holder of any stock of the Company shall be entitled as of right to purchase or subscribe for any part of any unissued or treasury stock of the Company, or of any additional stock of any class, to be issued by reason of any increase of the authorized capital stock of the Company, or to be issued from any unissued or additionally authorized stock, or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Company, but any such unissued or treasury stock, or any such additional authorized issue of new stock or securities convertible into stock, may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms as the Board of Directors may, in its discretion, determine, without offering to the stockholders then of record, or any class of stockholders, any thereof, on the same terms or any terms.

                 2. Votes Per Share. Any stockholder of the Company having the right to vote at any meeting of the stockholders or of any class or series thereof, shall be entitled to one vote for each share of stock held by him, provided that no holder of Common Stock of the Company shall be entitled to cumulate his votes for the election of one or more directors or for any other purpose."


                                  ARTICLE FIVE

                 The third amendment creates a new ARTICLE X of the Restated Articles of Incorporation and the full text of such new Article is as follows:





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                                  "ARTICLE X

                 To the extent permitted by applicable law and except as expressly provided in the relative rights and preferences of any series of Preference Stock, the vote of stockholders required for approval of any action that is recommended to stockholders by the Board of Directors and for which applicable law requires a stockholder vote, including without limitation (1) any such plan of merger, consolidation or exchange, (2) any such disposition of assets, (3) any such dissolution of the Company, and (4) any such amendment of these Articles of Incorporation, shall, if a greater vote of stockholders is provided for by the Texas Business Corporation Act or other applicable law, instead be the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least a majority of the outstanding shares otherwise entitled to vote thereon; provided, however, that the voting rights of the holders of Preferred Stock are not affected by this ARTICLE X. The foregoing shall not apply to any action or stockholder vote authorized or required by any addition, amendment or modification to applicable law that becomes effective after November 30, 1996 if and to the extent a bylaw adopted by the Board of Directors or the stockholders so provides. Any repeal, amendment or modification of any such bylaw so adopted shall require the same vote of stockholders as would be required to approve the action or vote subject to such bylaw had the first sentence of this Article X not applied to such action or vote."

                                  ARTICLE SIX

                 The number of shares of the Corporation outstanding at the time of such adoption was 3,805,497 (3,804,397 shares of Preferred Stock, 1,000 shares of Class A Common Stock and 100 shares of Class B Common Stock); and the number of shares entitled to vote thereon was 1,100 (Class A Common Stock and Class B Common Stock).

                 The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent(s) in writing pursuant to Article
9.10 of the TBCA adopting said amendment and any written notice required by
Article 9.10 of the TBCA has been given.

                 IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be duly executed as of the 3rd day of December, 1996.

                                        HOUSTON LIGHTING & POWER COMPANY



                                        By:  /s/ Hugh Rice Kelly
                                           ------------------------------------
                                           Title:  Senior Vice President and
                                                   Secretary





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